EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
April 29, 2010
4:00 pm ET

Operator:  Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corp. First Quarter 2010 Financial Results Conference Call and Webcast.

At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode.  We will open the conference up to the investment community for questions and answers following the presentations.

I will now turn the conference over to Valda Colbart, Investor Relations Officer.  Please go ahead.

Valda Colbart:  Good afternoon everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our website, www.rurbanfinancial.net, until May 20, 2010.

Joining me today are Ken Joyce, Executive Vice Chairman, Mark Klein, President and Chief Executive Officer, and Tony Cosentino, Chief Financial Officer.

Before we get started, I’d like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward looking, and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.

I will now turn the call over to Mark Klein – Mark...

Mark Klein:  Thank you, Valda and good afternoon everyone and welcome.  I would like to start today’s call by introducing the newest member of our Executive Management Team, Tony Cosentino.

Tony joined us March 1st as an Executive Vice President and successor CFO and brings a wealth of experience to the banking industry, specifically Rurban.  Tony was recently appointed CFO for Rurban and The State Bank and Trust Company by our Board of Directors at the April meeting.  As we have mentioned in the past, our technology subsidiary, RDSI Banking Systems, is slated for spin-off and Duane Sinn, Rurban’s former CFO, is transitioning to RDSI to become CFO of this business segment.

Regarding RDSI, we continue to make progress on the separation of the two companies.  Significantly, on March 19th State Bank converted to the Single Source™ banking software.  The conversion of State Bank was a critical milestone in the process to establish RDSI as a separate entity.  We continue to anticipate the spin-off of RDSI occurring in the very near term.

We have begun to see some positive signs in our marketplace, and especially in our level of non-performing assets; however, the distressed economic conditions negatively impacted our earnings by way of our increased loan loss provision.  In addition, the quarter included significant expenses related to the pending spin-off of RDSI.  For the quarter, Rurban reported a loss of $848,000.  State Bank, however, reported earnings for the quarter of $538,000, which included a loan loss provision of $1.4 million, up nearly $900,000 from the first quarter of 2009.

Non-performing assets, which were above $20 million at year-end, have declined significantly during the first quarter.  Non-performers now stand at approximately $16 million, a drop of approximately $4.3 million, or a 21% reduction.  Our ratio of non-performing assets to total assets has declined to 2.38%, down from 3.02% at year-end.

At this time, I’d like to turn the meeting over to Ken Joyce for an update on the events surrounding RDSI – Ken…

  Ken Joyce:  Well, thank you, Mark.  And as you know, Mark Klein has succeeded me as CEO and President of Rurban Financial Corp.

The Board of Directors has worked carefully to ensure a smooth and orderly transition of management and Mark has been carefully chosen for his new role.  He has displayed outstanding leadership capabilities over the 4-plus years he’s been at Rurban, and I am excited about him taking the reins of Rurban and taking it to a higher performance level.  I am transitioning to take an exclusive role with RDSI, Rurban’s data processing company, as its President and CEO.

In 2008, RDSI began to seek a vendor that would fit its spin-off plans and allow it to own the core programming it was offering to its client banks.  The criteria for this partnership was very specific and we found one partner that met our requirements, New Core Banking Systems, and we entered a strategic partnership with them in 2009 in what is intended to end up with RDSI and New Core Banking Systems merging and offering the new core banking system… Single Source™.  RDSI will be servicing client banks exclusively with Single Source™ software beginning January 2011.

New Core Banking Systems was established in 2004 as a vision of John Aranowicz, the founder of the Company.  New Core was formed to create a new core system that uses the latest technology instead of the 30-plus year-old technology of the legacy systems offered by most of the old-line core provider companies.  The developer group that has been brought together under the New Core Banking System’s banner is experienced in banking and program development, with an average for the lead developers of over 18 years in bank software development.  The core of this group has been responsible for the development of well-known and well-tested banking products in their careers.  They are also all plank holders, as they have been part of the development process and ownership structure since the Company’s inception.

As Mark mentioned, RDSI converted Rurban’s lead bank, The State Bank and Trust Company, on March 19th to the Single Source™ system.  The system has been stable since the conversion and we have made substantial progress in strengthening the software, having the advantage of it operating in a live site, with a large bank that has a complex mix of services.  Although we have identified many fixes and enhancements, the introduction of the new core system has been a major accomplishment for both RDSI and the staff at The State Bank and Trust Company.

Rurban continues to plan on a spin-off of RDSI as a separate company.  The documentation for this spin-off is detailed in the Form 10 that was most recently submitted to the SEC on March 31, 2010 and is available on Rurban’s website.  Our comments, as a result of this filing, are by necessity very limited in nature.

We expect SEC comments shortly and we will respond to those comments with another filing, and add to that next filing refreshed audited financial statements as of year-end 2009 for both RDSI and New Core Banking Systems.  We do not control this process in any significant manner, other than making timely responses, so we need to wait and carefully address the comments and continue to move this process forward.

RDSI and New Core Banking Systems continue to obtain additional contracts and have a full calendar of conversions planned for the second half of 2010.  Of the original RDSI client banks, there are four pending decisions and RDSI has ten banks under contract for the Single Source™ product, including State Bank and Trust.  The New Core Banking Systems group has six banks under contract, with one of those banks, a South Carolina bank, currently operating under the software and has been so for the last year plus.

I will now turn the meeting over to Tony to provide the financial information on our Company for the quarter – Tony...

Tony Cosentino:  Thank you, Ken.  Good afternoon everyone.

As Mark has indicated earlier, the bottom-line result was not to our liking, but we feel that the Company made major strides during the quarter to position ourselves for the rest of 2010 and beyond.

Regarding RDSI, as we have previously indicated, we have been accelerating the depreciation of this – of the ITI software and that continued in the first quarter.  Specifically, the accelerated depreciation was $750,000, and we booked an impairment of $568,000 at quarter-end to reflect the value of that software.  Normalizing these two expenses to the 2009 level would have brought the Holding Company close to break-even for the quarter.

In addition, we continued to file all of the necessary documentation with the SEC and our primary regulators to complete the spin-off.  We set aside $1.4 million in loan loss provision for the quarter and had charge-offs totaling $2.3 million.  Both of these numbers are down from the linked quarter, but are up significantly from the first quarter of 2009.

Our improvement in non-performing assets for the quarter, down over $4.3 million, was a key event for our bank.  Management and the Board of Directors have developed a plan to significantly improve asset quality in 2010 and we feel the first quarter was a major step forward.

Our balance sheet remained flat from the linked quarter with total assets of $674 million, up just slightly from the prior year.  Deposit levels have remained strong, up over $11 million from the prior year, and up over $7 million from the linked quarter.  Our percentage of core deposits has improved to 57.6% of total deposits from 52.2% in March 2009.  Our capital ratios ended the quarter above the 12/31 level and, of course, above the well-capitalized minimums.

Mark, I’m going to turn the call back to you.

Mark Klein:  Great.  Thank you, Tony.  It is a pleasure to have you on board with us.

As we have discussed, while the results from this quarter are disappointing from a bottom-line perspective, we do feel encouraged by the progress made on several key initiatives.  We’re especially pleased with the improvement in our asset quality, as evidenced by decline in our non-performing assets.  These, coupled with continued expense control and meaningful economic activity, we remain optimistic about our future.

Valda, I’ll now turn the webcast back over to you to see if we have any questions from our investment community.

Valda Colbart:  Thank you, Mark.

It’s now time for the question-and-answer session.  If you are using a speakerphone, please pick up the handset before pressing any numbers and unmute your phone.  If you have a question, we would like you to press star 1 on your telephone.  That’s star 1 if you have a question, and if for some reason someone asks a question you would have liked to and you need to withdraw your question, press star 2.  So again if you have a question, please press star 1 on your telephone and we will take the questions in the order they are received.  We’ll stand by for just a few moments.

While we are waiting, I would like to remind everyone that this call is being recorded and is available on our website until May the 20th, at our website, www.rurbanfinancial.net.

Operator:  And we’ll take a question from George Geissbuhler with Sweney Cartwright & Company.  Please go ahead.

George Geissbuhler:  Yes, this is more for Ken probably.  How – how you guys doing?

Ken Joyce:  All right, George, I’m here.

George Geissbuhler:  I had one question here.  In your press release you mentioned that you had lost some clients from the RDSI.

Ken Joyce:  Yes.

George Geissbuhler:  Can you give some color on how many you had and how many you lost, or any feel for the numbers there?

Ken Joyce:  Yes, we’ve – when we began we had in the low 70’s, in terms of data processing customers.

George Geissbuhler:  Right.

Ken Joyce:  And we had some 40-plus item processing customers.  We’re going to – I don’t know exactly how many we have through year-end, because they’re still converting off, but of those we have ten contracts of that group and we have four pending for a decision, so of that total the maximum number we’d get is 14.  And then we’ve got the six contracts from New Core Banking Systems, and beginning the process of selling, but we’ve got the second half of 2010 that is really full, in terms of the capability.

George Geissbuhler:  How many of those seven – do you think you can retain them and – because I’ve always thought that RDSI is a real jewel and cash cow for Rurban and want to see that machine running smoothly.

Ken Joyce:  Yes.

Ken Joyce:  Well, we’re going to spin it off and – I mean that is our intent, and it’s going to be separate company, so we’re going to do rebuilding of that structure and it’s going to look a lot like startup, as we have our – our own intellectual property, which is our own software, so we’re – we’re going to have a significant restructuring in 2010 and it’s going to be a – a very challenging year.  2011 will be certainly probably better and we see good years after that, but it’s going to take a while to – to recapture that.

George Geissbuhler:  OK, thanks a lot.

Ken Joyce:  OK, George.

George Geissbuhler:  Appreciate it.

Ken Joyce:  Take care.

Operator:  If there are no further questions, I will now turn the conference back to Mark Klein.

Mark Klein:  Thank you.  We appreciate you taking the time to listen to Rurban’s financial update, and goodbye for now and have a great day.

Operator:  All parties may now disconnect.

END